PrimeSource Mortgage, Inc. Corporate Office 1112 North Main Street Roswell, NM 88201	National Press Release

FOR IMMEDIATE RELEASE
March 16, 2011

Contact
Name:	Jeffrey R. Smith
Title:	President and CEO
Phone:	575-624-4170
E-Mail:	jeff@wewalkyouhome.com

PSM HOLDINGS, INC. (PSMH) COMPLETES ACQUISITION OF UNITED COMMUNITY MORTGAGE CORPORATION

(Roswell, NM, 03/16/11) — PSM Holdings, Inc. (OTCBB: PSMH-OB), has completed the acquisition of United Community Mortgage Corp., UCMC.  Within the transaction, Edward Kenmure, its sole shareholder, has been named Vice President of PrimeSource Mortgage, Inc., a wholly owned subsidiary of PSMH, and elected to the board of directors of PSM Holdings, Inc.  UCMC has become a wholly owned subsidiary of PSMI and provides a significant presence for the company in New York and New Jersey.  Mr. Kenmure received 2,392,858 PSMH shares in exchange for all the outstanding equity securities of UCMC.  The closing of the transaction was effective March 15, 2011.

Ron Hanna, President and CEO of PSMH stated, "We are very pleased about this acquisition and what it means for the company.  As a full-eagle mortgage banking company licensed in four (4) additional states including New Jersey, New York, South Carolina and Florida, this creates a foundation for the future growth of our company.  We expect to see significant growth in the New York and New Jersey market place."

Mr. Kenmure, new member of the PSMH board of directors stated, "I am pleased to announce my association with PSMI and PSMH.  I believe joining a larger mortgage banking network, and the public nature of PSMH, will greatly enhance my mortgage business and I look forward to our long term relationship."

About PSM Holdings, Inc.

PSM Holdings, Inc., through its wholly owned subsidiary, PrimeSource Mortgage, Inc. (PSMI) provides mortgage brokerage and banking services across the United States. PSMI is currently licensed in 19 states across the United States, and oversees the operations of more than 30 branches.  For more information, visit http://www.psmholdings.com.

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include but are not limited to that we are in the process of furthering several of the key milestones we achieved last year and creating new growth opportunities for PSM Holdings, Inc. and its subsidiaries, and that we will continue to enter new projects and strategic partnerships in 2011. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Contact:
Jeffrey R. Smith, President and CEO
575-624-4170
jeff@wewalkyouhome.com